Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(203) 682-8224
ULTA APPOINTS CHUCK RUBIN AS PRESIDENT AND CHIEF OPERATING OFFICER
     Bolingbrook, IL — April 26, 2010 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced that Chuck Rubin will join the Company as President and Chief Operating Officer and as a member of our Board of Directors effective May 10, 2010. Mr. Rubin joins Ulta from Office Depot where he served as President North American Retail. Following a transition period of up to four months, Mr. Rubin will become Chief Executive Officer. Lyn Kirby will continue as Chief Executive Officer through the transition period and thereafter will provide guidance and counsel as a member of the Company’s Board of Directors through March 17, 2011.
     Mr. Rubin comes to Ulta with 30 years of retail experience. He joined Office Depot in 2004, as Executive Vice President and Chief Merchandise and Marketing Officer rising to President North American Retail in 2006. Prior to joining Office Depot, Mr. Rubin spent six years at Accenture Consulting in senior leadership roles including Partner. At Accenture, he advised clients and led engagements across retail formats and ecommerce businesses. Rubin has extensive experience building partnerships with key brands ranging from mass market to prestige in both the specialty and department store channels. Mr. Rubin is a member of the Executive Committee of the Board of Directors for the National Retail Federation and holds a B.A. degree from Brandeis University.
     Lyn Kirby, Chief Executive Officer, Ulta commented: “We are delighted to attract Chuck to Ulta as President and Chief Operating Officer. Chuck’s extensive retail background and knowledge of retailing will be highly valuable to us as the Company continues to execute its proven strategy and maintain its successful track record of growth. Chuck is joining us at an opportune time with this established platform for future growth. One of my key priorities is to ensure a smooth transition in leadership and continue our strong performance. I am looking forward to providing insight and perspective to Chuck as well as assisting Ulta to reach its goals and objectives, as a member of our Board of Directors.”
     “We are pleased with our start to fiscal 2010, as we expect to deliver a first quarter comparable store sales increase of approximately 10.5% while continuing to maintain our merchandise margin and operating expense disciplines,” Ms Kirby continued. “With this strong start, we believe we are well positioned to deliver another great performance this year.”
     Dennis Eck, Ulta’s Non-Executive Chairman, stated: “We are pleased to attract Chuck to Ulta given his strong leadership skills, retail experience and fit with Ulta’s corporate culture.”
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 348 retail stores across 38 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 30, 2010. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.